Exhibit 10.12

MASTER INFRASTRUCTURE-AS-A-SERVICE AGREEMENT

This Master Infrastructure-as-a-Service Agreement (including any applicable Exhibits and Order Schedules attached hereto, as amended and in effect from time to time, this “Agreement”), effective as of (“Effective Date”), is by and between Coinbase Crypto Services, LLC, a Delaware limited liability company (“Coinbase “), and 21Shares Solana ETF, a Delaware statutory trust (“Customer”). Coinbase and Customer may each be referred to individually as a “party” and collectively as the “parties”. Coinbase and Customer hereby agree as follows:

1. DEFINITIONS. The definitions for some of the defined terms used in this Agreement are set forth below. The definitions for other defined terms are set forth elsewhere in this Agreement.

“Affiliate” means with respect to any specified party, any other natural person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such specified party.

“Authorized Users” means Customer’s employees and agents whom Customer authorizes to access or use the Coinbase Services, whether directly or indirectly.

“Coinbase Services” means the Hosted Service and Managed Services, as applicable based on a particular Order Schedule.

“Blockchain” means a distributed ledger or database recording transactions in a Digital Asset.

“Customer Data” means any and all non-public data and information pertaining to Customer, its Authorized Users, Representatives and end users, if any, that may be provided by or on behalf of Customer to Coinbase in connection with the Coinbase Services.

“Customer’s Cluster” means the Customer’s dedicated node and/or group of nodes hosted by Coinbase on the Platform for a Supported Network in connection with the Hosted Service.

“Digital Asset” means any digital currency, cryptocurrency, decentralized application token, protocol token, smart contract, Blockchain-based asset, stablecoin, cryptoasset and other cryptofinance and digital assets and instruments.

“Documentation” means all documentation (whether in hard copy, electronic, or digital form), including without limitation, all user guides, technical documentation, manuals, descriptions, provisioning scripts, instructions, drawings, file layouts, flow-charts, screen layouts, specifications, and other written materials or information designed to provide guidance or instruction regarding the implementation, operation, maintenance, or use of the Coinbase Services that is provided to Customer by Coinbase, if any, and as may be updated by Coinbase from time to time.

“Enterprise Node” means any authorized use of or access to Customer’s Cluster in connection with the Hosted Services that does not constitute Network Participation, including submitting transactions and querying nodes for publicly available transaction data.

“Hosted Service” means, with respect to the Supported Network, access to the Customer’s Cluster on the Platform, hosted by Coinbase or its contracted Affiliates and made available to Customer for the purpose of Network Participation and/or Delegation. The Hosted Service includes support for eligible changes, improvements, extensions or other new versions thereof that are developed by the Supported Network and made available to Customer in Coinbase, sole discretion.

“Intellectual Property Rights” means all intellectual and industrial property rights, whether now existing or existing in the future, including without limitation, (i) all patent rights, including any rights in pending patent applications and any related rights; (ii) all copyrights and other related rights throughout the world in works of authorship, including all registrations and applications therefor; (iii) all trademarks, service marks, trade dress, or other proprietary trade designations, including all registrations and applications therefor; (iv) all rights throughout the world to proprietary know-how, trade secrets, and other Confidential Information, whether arising by law or pursuant to any contractual obligation of non-disclosure; and (v) all other rights covering industrial or intellectual property recognized in any jurisdiction.

“Managed Services” means, (i) development, upgrades, migration, integration, testing, conversion, monitoring, maintenance, consulting, or other services and deliverables, related to the Hosted Services but not otherwise provided as part of the Hosted Services; and (ii) any additional Blockchain services as may be set forth in an applicable Order Schedule or Service Level Agreement.

“Network Participation” means the process of participating in and/or exercising one’s rights and powers with respect to a Supported Network in accordance with the Network Protocol, which may include staking, validating, generating or approving blocks of transactions to be added to a particular Blockchain, helping to secure the Supported Network or otherwise engaging with or participating on the Supported Network in connection with the Hosted Services.

“Network Protocol” means the rules governing the inclusion of transactions in and the determination of the canonical version of a Blockchain (or of a layer-2 protocol built on a Blockchain).

“Participatory Rewards” means any Digital Asset native to or recognized by the Supported Network that, if applicable, Customer’s Cluster earns as a result of Customer’s use of the Hosted Service, including rewards earned by Customer’s end users and delegators, to the extent such end users or delegators have staked their Digital Assets to Customer’s Cluster. For the avoidance of doubt, Participatory Rewards may not be applicable to or available for every Supported Network.

“Platform” means the system and/or interface through which the Coinbase Services are provided to Customer and includes, without limitation, all ideas, concepts, inventions, systems, platforms, nodes, clusters, software, interfaces, tools, utilities, templates, forms, techniques, methods, processes, algorithms, know-how, Intellectual Property Rights, trade secrets and other technologies, implementations and information that are proprietary to or used by Coinbase (which may be licensed from a contracted Affiliate) in connection with providing the Coinbase Services or as otherwise related to its business.

“Reimbursable Event” means an event where a Service Default as defined below occurs that disrupts Customer’s Network Participation in connection with the Hosted Service.

“Representatives” means a party’s respective Affiliates, subsidiaries, officers, directors, employees, and agents.

“Service Default” means the occurrence of one of the following events resulting in an impact to the Hosted Services: (a) Coinbase’s infrastructure fails to switch from one region to another region due to a region-based outage; (b) Coinbase’s infrastructure fails to switch from one provider to another provider due to a provider-based outage; (c) a memory leak in the Network Protocol for a Supported Network; and (d) single, isolated faults in the Network Protocol for a Supported Network causing process crashes (but excluding recurring bugs or issues that regularly arise in the Blockchain); and (e) failure of Coinbase to switch off one node before switching on another node to avoid double signing.

“Service Fees” means all fees due to Coinbase for the Coinbase Services, including without limitation, the Subscription Fees, Participatory Fees and any other fees or costs set forth in each applicable Order Schedule. For the avoidance of doubt, Service Fees may vary depending on the applicable Supported Network and other factors, as determined by Coinbase in its sole discretion.

“Supported Network” means any Network Protocol and/or Blockchain that is (i) supported by Coinbase, as determined by Coinbase in its sole discretion, and (ii) explicitly set forth on an applicable Order Schedule.

2. COINBASE SERVICES.

2.1 Order Schedules. This Agreement will be implemented through one or more written orders that reference this Agreement and contain such information as generally illustrated in Exhibit A attached hereto, setting forth the applicable Coinbase Services, the Supported Network(s) and Service Fees (“Order Schedules”). Unless explicitly set forth otherwise, the terms of each Order Schedule, including without limitation, the Service Fees and any addition or change to or deviation from the terms of this Agreement, will apply only with respect to the Coinbase Services and Supported Network(s) specified in such Order Schedule.

2.2 Hosted Service. Subject to all terms and conditions of this Agreement, including without limitation, Section 2.4, Coinbase will (a) use commercially reasonable efforts to operate the Platform in connection with making the Hosted Service available to Customer in accordance with this Agreement; and (b) make the Documentation available to Customer for use solely in connection with the Coinbase Services. Coinbase reserves the right to modify the Coinbase Services (in whole or in part) at any time, provided that, during the term of this Agreement, Coinbase will not materially reduce the overall functionality of the Hosted Services without providing prior written notice to Customer. Notwithstanding the foregoing, Coinbase reserves the right to discontinue support for (or abandon plans to begin supporting) any Network Protocol, as determined in its sole discretion, provided that Coinbase will make commercial reasonable efforts to provide as much prior notice to Customer as is practicable under the circumstances. Coinbase may provide the Coinbase Services, or portions thereof, directly, or indirectly through one or more of its Affiliates or by using contractors or other third-party vendors, provided that Coinbase shall remain liable for the performance of such Affiliates or third-party contractors or vendors.

2.3 Support. Coinbase will use commercial best efforts to provide Customer with technical support and updates for the Hosted Service as set forth in Exhibit B attached hereto, either directly or through its contracted Affiliates.

2.4 Limitations. (a) Customer’s delay in or failure to take any actions upon which Coinbase’s performance is dependent; (b) Customer’s failure to use the Coinbase Services in accordance with Coinbase’s requirements, including without limitation, the Documentation and Coinbase’s Terms of Service (available at: https://www.coinbase.com/legal//terms-of-service and as may be amended from time to time) (“Terms of Service”); (c) Customer’s failure to act in accordance with the Network Protocol; (d) failures, outages, unsupported material operating changes or other disruptions in any Blockchain, Network Protocol, Supported Network, telecommunications or other network, software, hardware, service, equipment or other system or service provider that are not within Coinbase’s reasonable control; (e) Customer’s products or services, or Customer’s (or its Authorized User’s, Representative’s or end user’s) negligence, willful misconduct, or unauthorized acts or omissions, unless caused in part or in whole by Coinbase’s gross negligence or willful misconduct; (f) any Force Majeure Event (defined below) or other cause beyond Coinbase’s reasonable control; (g) Maintenance (as defined in Exhibit B), or other scheduled unavailability related to Managed Services, if reasonable notice is provided; (h) unauthorized access, breach of firewalls or other hacking by third parties, except to the extent such access, breach or hacking is caused by Coinbase’s gross negligence or willful misconduct or intentional violation of law; (i) infringement of a third party’s intellectual property; and (j) except as otherwise explicitly set forth in Section 2.5, for any other reason.

2.5 Outages and Failures of the Hosted Services. Subject to the limitations set forth in Section 2.4 and Section 9.2, Coinbase’s sole responsibility and liability to Customer for a Reimbursable Event shall be as set forth in this section. To the extent a Service Default occurs that disrupts Customer’s Network Participation in connection with the Hosted Service, Coinbase will reimburse Customer for Participatory Rewards that Customer missed as a direct result of, and during the occurrence of, such Service Default, provided that, Customer can prove, based on reasonable and sufficient evidence provided to Coinbase, that Customer’s Cluster would have earned such Participatory Rewards but for the occurrence of such Service Default (“Missed Participatory Rewards”). In addition, Coinbase will reimburse Customer for a Covered Slashing Penalty upon reasonable verification of any losses suffered by Customer to the satisfaction of Coinbase in its reasonable discretion. In order to be eligible to receive a Missed Participatory Reward reimbursement, Customer must provide a written reimbursement request to Coinbase within thirty (30) days following the date of the alleged Service Default. The reimbursements or Service Credits set forth herein shall be Customer’s sole and exclusive remedy in connection with any damages or losses occurring as a result of a Service Default.

3. PROPRIETARY RIGHTS.

3.1 Limited License and Access. Subject to the terms and conditions of this Agreement, and contingent upon Customer’s compliance with the Documentation and the Terms of Service, Coinbase (and/or its Affiliates) hereby grants to Customer during the term of this Agreement, a non-exclusive, non-transferable (except as permitted in Section 11.6), revocable, limited license to (a) access and use the Platform and Documentation in connection with the Coinbase Services and Supported Network (s) set forth on the applicable Order Schedule solely for Customer’s internal business purposes and as explicitly authorized herein. Customer shall be responsible for the acts and omissions of its Authorized Users, Representatives, end users and any other person or entity who access or uses the Coinbase Services on Customer’s behalf, regardless of whether such access or use is authorized or unauthorized, as if such acts and omissions were Customer’s own. To the extent Customer’s end users will have access to or benefit from, whether directly or indirectly, the Coinbase Services, (a) Customer shall cause each such end user to enter into an agreement governing such end user’s access to, or usage of, the Coinbase Services, including, without limitation, a privacy policy and terms of service which (i) are no less protective of Coinbase than the terms and conditions of this Agreement; (ii) are in compliance with all applicable laws and regulations; and (iii) is in a form containing terms and conditions satisfactory to Coinbase in its reasonable discretion; and (b) Customer shall abide by the terms of any such end user agreement.

3.2 No Other Licenses. Except for the rights and licenses expressly granted to Customer hereunder, no other license is granted, no other use is permitted and Coinbase (and its licensors and Affiliates) retains all right, title and interest (including without limitation all Intellectual Property Rights) in and to the Platform, Documentation, the Coinbase Services, Coinbase’s Confidential Information and any other materials provided by or on behalf of Coinbase hereunder. Except as is necessary in connection with providing the services hereunder or as it pertains to any other rights and licenses expressly granted to Coinbase hereunder, no other license is granted and no other use is permitted and except as otherwise set forth in this Agreement, Customer (and its licensors) retains all right, title and interest (including without limitation all Intellectual Property Rights) in and to the Customer Data and Customer Confidential Information.

3.3 Restrictions on Use. Except as expressly permitted in this Agreement, Customer shall not, directly or indirectly: (a) use any of Coinbase’s Confidential Information (defined below) to create any service, software, product, platform, documentation or data that is similar to, in whole or in part, any aspect of the services or products offered by Coinbase, including without limitation, the Platform, Documentation or the Coinbase Services, provided that the foregoing does not prohibit independent development of similar functionality by Customer without any use of or reference to any Coinbase’s Confidential Information; (b) disassemble, decompile, reverse engineer or use any other means to attempt to discover any source code of Coinbase’s Confidential Information, or the underlying ideas, file formats, algorithms or trade secrets therein; (c) encumber, sublicense, transfer, rent, lease, time-share or use the Coinbase Services, Platform or other Coinbase’s Confidential Information in any service bureau arrangement or otherwise for the benefit of any third party; (d) copy, distribute, manufacture, adapt, create derivative works of, translate, localize, port or otherwise modify any aspect of the Platform, Documentation or Coinbase Services; (e) use or allow the transmission, transfer, export, re-export or other transfer of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any export control or other laws and regulations of the United States or any other relevant jurisdiction; (f) introduce into the Platform or Coinbase Services any malicious code, computer virus or any other similar harmful, malicious or hidden programs or data; (g) remove or modify any proprietary markings or restrictive legends placed on the Platform or the Documentation; or (h) authorize or knowingly permit any third party to engage in any of the foregoing proscribed acts. For the avoidance of doubt, the restrictions set forth in this Section 3.3 are in addition to, and in no way limit, any other restrictions or obligations applicable to Customer set forth herein, including without limitation, Section 5.

3.4 Customer Data; Analytics and Aggregate Data. Customer expressly acknowledges and agrees that Coinbase may collect and retain information on or about the use, contents and performance of the Platform or otherwise related to the Coinbase Services and hereby grants to Coinbase a non-exclusive, perpetual, royalty free, fully paid-up, limited license to use the Customer Data in connection with providing the Coinbase Services and to collect, retain and use such Customer data and other information without payment or restriction; provided that, to the extent such data or information constitutes Customer Confidential Information, except as is reasonably necessary to provide the Coinbase Services to Customer, such use will be in a depersonalized, deidentified or aggregated form such that it will not enable identification of Customer or any of Customer’s end users.

3.5 Feedback. With respect to any feedback Customer provides to Coinbase (whether orally or in writing) concerning the functionality and performance of the Coinbase Services (including identifying potential errors and improvements) (the “Feedback”), Customer hereby grants to Coinbase an exclusive, worldwide, perpetual, fully paid-up, royalty free, and freely assignable and transferable license to use the feedback for any purpose without payment or restriction. It is further understood that Coinbase’s use of Feedback, if any, may be made by Coinbase at its sole discretion, and that Coinbase in no way shall be obliged to make any payment to Customer for or make use of any kind of the Feedback or part thereof.

4. REPRESENTATIONS AND WARRANTIES.

4.1 Mutual Representations and Warranties. Each party represents and warrants that: (a) it is a duly organized and validly existing under the laws of the jurisdiction in which it is organized; (b) it has full power and authority, and has obtained all approvals, permissions and consents necessary, to enter into this Agreement and to perform its obligations hereunder; (c) this Agreement is legally binding upon it and enforceable in accordance with its terms; and (d) the execution, delivery and performance of this Agreement does not and will not conflict with any agreement, instrument, judgment or understanding, oral or written, to which it is a party or by which it may be bound.

4.2 Customer Representations and Warranties. Customer represents, covenants and warrants to Coinbase as follows:

(a) Customer will (and will cause its Authorized Users, Representatives and end users to) use the Coinbase Services in compliance with (i) this Agreement, the Documentation, the Terms of Service, the Network Protocol, and any other Coinbase’s requirements or standard policies then in effect; (ii) to the extent applicable, any and all requirements and standards set forth by the Network Protocol for the Supported Network(s); and (iii) all applicable laws, statutes, ordinances and regulations, including, without limitation, any applicable export control laws, privacy laws, securities laws, and sanctions programs administered in the countries where either party conducts business, including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”);

(b) Customer is sophisticated and knowledgeable in the matters contemplated by this Agreement and, in determining to enter into and perform its obligations under this Agreement, has relied solely on its own judgment, due diligence and investigation and the representations and warranties of Coinbase expressly set forth in this Agreement, and not on any other representations, warranties, statements or information, written or oral, made or made available by or on behalf of Coinbase or any of its representatives. Without limiting the generality of the foregoing, Customer has not relied on any tax, accounting, financial, investment, legal or other advice provided by or on behalf of Coinbase or any of its representatives, and Customer has made its own determination as to the tax and accounting treatment of any payments or rewards that may be received by Customer pursuant to this Agreement;

(c) Customer is not (and, if Customer is an entity, Customer’s Representatives are not) the subject or target of any U.S. or other national government financial and economic sanctions or trade embargoes or otherwise identified on a list of prohibited, sanctioned, debarred, or denied parties, including those imposed, administered or enforced from time to time by the U.S. government through OFAC, or any other governmental entity imposing economic sanctions and trade embargoes (collectively, “Sanctions”);

(d) Customer (and, if Customer is an entity, Customer’s Representatives) will not, in connection with the Coinbase Services, contract with or otherwise do business with any individual, company, organization or other entity, or with, in or involving any country or territory (including North Korea, Cuba, Iran, Sudan, Syria, and Crimea), that is the subject or target of any Sanctions;

(e) Customer has established and is maintaining, and administering reasonable and effective, written supervisory procedures and compliance procedures (including, but not limited to anti-money laundering procedures) to ensure that it, its Representatives, customers, end users, Authorized Users and any other related parties comply with all applicable laws and regulations, including without limitation, all applicable laws pertaining to Sanctions; and

(f) Customer shall promptly notify Coinbase if it (or any of its Representatives) (i) becomes the target of any Sanctions, (ii) is or becomes located, organized, or is resident in a country or territory that is, or whose government is, the target of Sanctions, or (iii) becomes aware that its Authorized Users or end users, or any transaction connected to the Services, is or becomes the target of any investigation, including reasonable details thereof; and

(g) Following execution of this Agreement, Customer (i) agrees to provide to Coinbase or its Affiliates, any information reasonably requested, including contact information and any other information or documentation required for the purposes of identity verification and the detection of, fraud, or any other financial crimes; and (ii) permits Coinbase or its Affiliates to keep a record of such information. In providing this or any other information that may be required, Customer confirms that the information is accurate and authentic and agrees to keep Coinbase or its Affiliates updated if any of the information provided changes. Should Customer fail to provide such reasonably requested information or documentation in a timely manner, Coinbase shall have the right to immediately terminate this Agreement.

4.3 Coinbase Representations and Warranties. Coinbase represents and warrants to Customer that (a) the Coinbase Services will be provided in a professional and workmanlike manner; (b) the Coinbase Services will perform in accordance with the Documentation in all material respects; (c) Coinbase has obtained, or will obtain, any and all consents, permits, licenses, registrations and authorizations necessary for or in connection with operating the Platform; (d) to the knowledge of Coinbase, the Platform does not and shall not infringe on any Intellectual Property Rights of any person; (e) to the knowledge of Coinbase, the Platform is free of any computer virus or any other similar harmful, malicious or hidden programs or data; and (f) to the knowledge of Coinbase, it is in compliance with all applicable laws, statutes, ordinances and regulations to which it is subject.

5. CONFIDENTIALITY.

5.1 Confidential Information. Each party hereby agrees that all financial, business, legal and technical information of the other party and any of its Representatives, Authorized Users, suppliers, licensors, customers and end users (including, without limitation, materials, data and other information about research, development, operations, marketing, transactions, regulatory affairs, discoveries, inventions, methods, processes, articles, materials, algorithms, software, source code, object code, specifications, designs, drawings, data, feedback, strategies, pricing, financials, plans, prospects, customer lists, know-how and ideas, whether tangible or intangible, and including all copies, abstracts, summaries, analyses and other derivatives thereof), that, whether disclosed prior to, on or following the Effective Date of this Agreement, is marked or otherwise identified as proprietary or confidential at the time of or following disclosure, or that by its nature would be understood by a reasonable person to be proprietary or confidential shall be the confidential property of the disclosing party (“Confidential Information”). For avoidance of doubt and without limiting the foregoing, Confidential Information shall include (a) the terms of this Agreement and any Order Schedule, including without limitation, the Service Fees and pricing arrangements between the parties; (b) each party’s intellectual property and Intellectual Property Rights; (c) with respect to Coinbase as the disclosing party, the Platform, Hosted Services, Managed Services, Documentation and any and all underlying and related information, materials or data; and (d) with respect to Customer as the disclosing party, the Customer Data. Confidential Information shall not include information that (a) was rightfully known to the receiving party without restriction prior to receipt from the disclosing party; (b) is or becomes generally known to the public without violation of this Agreement by the receiving party, nor through any other impermissible act or omission by the receiving party; (c) is rightfully disclosed to the receiving party without restriction by a third party without breach of any nondisclosure obligation; or (d) is independently developed by the receiving party without use of, reference to or reliance on any Confidential Information of the disclosing party.

5.2 Permissible Use. The receiving party shall (a) use the disclosing party’s Confidential Information solely as is necessary to perform its obligations under this Agreement, but not for any other purpose unless explicitly authorized herein; (b) hold in confidence and not disclose any of the disclosing party’s Confidential Information to any third party other than to its Representatives who have a bona fide need to know such Confidential Information; provided that, each such Representative is bound by confidentiality obligations at least as protective as those set forth herein; (c) protect the confidentiality of the disclosing party’s Confidential Information in the same manner that it protects the confidentiality of its own confidential information of like kind (but in no event using less than reasonable care); (d) exercise reasonable precautions to prevent any unauthorized access, use or disclosure of the disclosing party’s Confidential Information. Each party shall be responsible and liable for any breach of these confidentiality obligations by its Authorized Users, Representatives or end users as if such breach were its own. For the avoidance of doubt, Coinbase’s disclosure of the existence of this business relationship, including the existence of this Agreement, and the terms thereof, solely in connection with a bona fide due diligence inquiry for a financing, acquisition, public offering or similar transaction, subject to confidentiality obligations consistent with those herein, shall not constitute a breach of its obligations pursuant to this Section 5. If required by law, the receiving party may disclose Confidential Information of the disclosing party provided that the receiving party (i) gives prompt prior written notice to the disclosing party sufficient to allow the disclosing party to seek a protective order or other remedy (except to the extent that receiving party’s provision of such notice would cause it to violate the law); (ii) discloses only such information as is explicitly required by law and (iii) uses commercial reasonable endeavors to obtain confidential treatment for any Confidential Information so disclosed.

5.3 Term; Upon Termination. Upon the expiration or termination of this Agreement, upon the disclosing party’s written request, all of the Confidential Information (including any copies or extracts thereof) will be returned to the disclosing party or destroyed by the receiving party, and the receiving party will make no further use of such materials; provided that, each party may retain copies of the Confidential Information to comply with its obligations under applicable law or pursuant to such party’s data retention policy; and neither party is required to return or destroy copies of Confidential Information stored in its electronic back-ups, if those copies are made and destroyed as a part of its usual and reasonable back-up processes and treated as Confidential Information for the duration of their storage and the receiving party will make no further use of such materials. Notwithstanding the foregoing, as set forth in Section 3.4, Coinbase may retain and use for development, diagnostic and corrective or other purposes any data and information it collects relating to the Coinbase Services beyond the termination of this Agreement, so long as such use complies with Section 3.4.

6. PAYMENTS.

6.1 Fees. Customer agrees to pay to Coinbase all Service Fees and any other fees, costs and expenses due and payable in the amounts and at the times specified in the applicable Order Schedule or as otherwise provided in this Agreement. Customer’s failure to comply with the foregoing obligations shall be considered a material breach of this Agreement.

6.2 Payment Terms. Coinbase reserves the right to change the Service Fees and to institute new charges and fees at the end of each twelve-month period, upon sixty (60) days’ prior written notice to Customer (which may be sent by email). If Customer believes that Coinbase has billed Customer incorrectly, Customer must notify Coinbase thereof (in writing) no later than sixty (60) days after the date of the invoice; otherwise the amount invoiced shall be conclusively deemed correct by the parties. Except as otherwise stated in this Agreement, all fees paid are non-refundable and not subject to set-off.

6.3 Billing. Coinbase may use a third-party payment processor (the “Payment Processor”) to bill Customer through a payment account linked to Customer’s account on the Coinbase Services (Customer’s “Billing Account”) for use of the Coinbase Services, or Coinbase may require payment in native Digital Assets applicable for a particular Supported Network through Coinbase’s designated cryptocurrency wallet (or a combination of both). The processing of payments through a Payment Processor will be subject to the terms, conditions and privacy policies of the Payment Processor in addition to this Agreement. Currently, Coinbase uses Stripe, Inc. as its Payment Processor. Customer can access Stripe’s Terms of Service at https://stripe.com/us/checkout/legal and their Privacy Policy at https://stripe.com/us/privacy. Coinbase is not responsible for any error or mistake by or between the Payment Processor and Customer. By choosing to use the Coinbase Services, Customer agrees to pay Coinbase, through the Payment Processor or by payment to Coinbase’s designated cryptocurrency wallet (which payment may, in some cases, be automatic), all charges at the prices then in effect for any use of the Coinbase Services in accordance with the applicable payment terms, and Customer authorizes Coinbase, through the Payment Processor, to charge Customer’s chosen payment provider or to receive payment through Coinbase’s designated cryptocurrency wallet (which payment be, in some cases, be automatic) from Customer’s account (Customer’s “Payment Method”). Customer agrees to make payment using one of the selected Payment Methods. Coinbase reserves the right to correct any errors or mistakes that the Payment Processor makes even if it has already requested or received payment.

6.4 Payment Method. The terms of Customer’s payment will be based on Customer’s Payment Method and may be determined by agreements between Customer and the financial institution, credit card issuer or other provider of Customer’s chosen Payment Method. If Coinbase, through the Payment Processor or Supported Network, does not receive payment from Customer, Customer agrees to pay all amounts and Service Fees due on Customer’s Billing Account upon Coinbase’s request.

6.5 Recurring Billing. The Service Fees may include a recurring period charge based on Customer’s use of the Coinbase Services, as specified in the Order Schedule (which may be designated in the Order Schedule as the “Subscription Fee”). Customer acknowledges that if the Coinbase Services have a recurring payment feature then Customer accepts responsibility for all recurring charges prior to cancellation. COINBASE MAY SUBMIT PERIODIC CHARGES (E.G., MONTHLY) WITHOUT FURTHER AUTHORIZATION FROM CUSTOMER, UNTIL CUSTOMER PROVIDES PRIOR NOTICE (RECEIPT OF WHICH IS CONFIRMED BY COINBASE ) THAT CUSTOMER HAS TERMINATED OR REVOKED THIS AUTHORIZATION OR WISHES TO CHANGE CUSTOMER’S PAYMENT METHOD. SUCH NOTICE WILL NOT AFFECT CHARGES SUBMITTED BEFORE COINBASE REASONABLY COULD ACT. CUSTOMER MAY TERMINATE OR REVOKE CUSTOMER’S AUTHORIZATION OR CHANGE CUSTOMER’S PAYMENT METHOD BY GOING TO CUSTOMER’S ACCOUNT SETTINGS.

6.6 Current Information Required. CUSTOMER MUST PROVIDE CURRENT, COMPLETE AND ACCURATE INFORMATION FOR CUSTOMER’S BILLING ACCOUNT. CUSTOMER MUST PROMPTLY UPDATE ALL INFORMATION TO KEEP CUSTOMER’S BILLING ACCOUNT CURRENT, COMPLETE AND ACCURATE (SUCH AS A CHANGE IN BILLING ADDRESS, CREDIT CARD NUMBER, OR CREDIT CARD EXPIRATION DATE), AND CUSTOMER MUST PROMPTLY NOTIFY COINBASE OR COINBASE’s PAYMENT PROCESSOR IF CUSTOMER’S PAYMENT METHOD IS CANCELED (E.G., FOR LOSS OR THEFT) OR IF CUSTOMER BECOMES AWARE OF A POTENTIAL BREACH OF SECURITY, SUCH AS THE UNAUTHORIZED DISCLOSURE OR USE OF CUSTOMER’S USER NAME OR PASSWORD. CHANGES TO SUCH INFORMATION CAN BE MADE IN ACCOUNT SETTINGS. IF CUSTOMER FAILS TO PROVIDE ANY OF THE FOREGOING INFORMATION, CUSTOMER AGREES THAT COINBASE MAY CONTINUE CHARGING CUSTOMER FOR ANY USE OF THE COINBASE SERVICES UNDER CUSTOMER’S BILLING ACCOUNT UNLESS CUSTOMER HAS TERMINATED THE COINBASE SERVICES AS SET FORTH BELOW.

6.7 Notice of Amount to be Charged. Where applicable, Coinbase shall provide notice to the Customer of the amount owed and the date of the charge. Any agreement Customer has with Customer’s payment provider or Supported Network will govern Customer’s use of Customer’s Payment Method. Customer agrees that Coinbase may accumulate charges incurred and submit them as one or more aggregate charges during or following the end of each billing cycle.

6.8 Reaffirmation of Authorization. Customer’s non-termination, non-revocation and continued use of the Coinbase Services reaffirms that Coinbase is authorized to charge Customer’s Payment Method for the Coinbase Services. Coinbase may submit those charges for payment and Customer will be responsible for such charges. This does not waive Coinbase’s right to seek payment directly from Customer. Customer’s charges may be payable in advance, in arrears, per usage, or as otherwise described when Customer initially selected to use the Coinbase Services.

6.9 Taxes. All amounts payable under this Agreement are exclusive of sales and use taxes, value added taxes, and all other taxes, and duties the costs of which (other than taxes based on Coinbase’s net income, which shall be paid by Coinbase ) shall be Customer’s responsibility. Customer shall be responsible for payment of all applicable taxes, if any, to which the Customer’s Participatory Rewards might be subject and any and all other taxes which may apply to Customer or its Participatory Rewards; Coinbase makes no representations in this regard. Additionally, Coinbase may withhold taxes on behalf of the Customer if requested by a governmental agency. The characterization of the transactions contemplated by this Agreement for income tax purposes is unclear, and accordingly the income tax consequences of Digital Assets and the sharing of Participatory Rewards is uncertain. Neither Coinbase nor any of its Affiliates or Representatives shall provide any advice or guidance with respect to the tax obligations of the Customer. Customer and its end users are strongly encouraged to seek advice from their own tax advisor to discuss the potential tax consequences of entering into this Agreement, and the receipt of any Participatory Rewards.

7. LIMITED WARRANTY AND DISCLAIMERS.

7.1 Services Generally. Customer acknowledges and agrees that factors beyond Coinbase’s reasonable control, including without limitation any Force Majeure Event, changes in applicable laws or regulations, or Customer’s failure to use the Coinbase Services in accordance with Coinbase’s requirements (including without limitation this Agreement, the Terms of Service and the Documentation), may interfere with the Coinbase Services, including without limitation Customer’s earning of Participatory Rewards. Coinbase hereby disclaims (for itself, its Affiliates, Representatives, licensors and its suppliers) all responsibility for any losses or damages, including without limitation, Missed Participatory Rewards and Slashing Penalties resulting from any act or omission other than the Service Defaults, as set forth in Section 2.5. Except as expressly provided herein, Coinbase is not responsible for any Digital Assets, tokens, rewards, keys, wallets or other assets that Customer stakes, stores, transfers, receives, accesses, loses, misplaces or otherwise uses or misuses in connection with or related to Customer’s use of the Coinbase Services, including without limitation any losses or damages resulting from slashing penalties. Customer acknowledges and agrees that (a) Participatory Rewards are not guaranteed and that Customer may not receive any Participatory Rewards in connection with the Coinbase Services; (b) that Customer shall access and use the Coinbase Services at Customer’s own risk; (c) that the risk of loss in cryptocurrency, including without limitation, Network Participation, staking, storing, or transferring Digital Assets, can be substantial; (d) termination of the Agreement or any applicable Order Schedule might be limited by any unbonding period set by the Network Protocol; (e) Coinbase does not make any recommendation about or otherwise endorse any particular Digital Asset; and (f) Customer shall not use the Coinbase Services if Customer does not understand and accept these risks.

7.2 Disclaimers. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE COINBASE SERVICES PROVIDED IN CONNECTION WITH THIS AGREEMENT ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND. EXCEPT AS SET FORTH IN SECTION 4.3, COINBASE DOES NOT WARRANT THAT THE COINBASE SERVICES WILL MEET CUSTOMER’S REQUIREMENTS OR RESULT IN ANY OUTCOME, OR THAT THEIR OPERATION WILL BE UNINTERRUPTED OR ERROR-FREE. TO THE FULLEST EXTENT PERMITTED BY LAW COINBASE HEREBY DISCLAIMS (FOR ITSELF, ITS AFFILIATES, REPRESENTATIVES, LICENSORS AND ITS SUPPLIERS) ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE COINBASE SERVICES INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, INTEGRATION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

8. INDEMNIFICATION.

8.1 Customer. Customer agrees to defend, indemnify, and hold harmless Coinbase and its Affiliates, and their Representatives, officers, directors, employees, agents, shareholders, successors and permitted assigns thereof against any and all damages, losses, liabilities, settlements and expenses (including without limitation costs and attorneys’ fees and expenses) related to (a) any claim or action that arises from or relates to Customer’s breach of any material representation or warranty made under this Agreement, including without limitation, Section 4; (b) any claim or action brought by a third party that is related to or arises from Customer’s (including its Affiliates, Authorized Users, Representatives and end users) (i) breach of any material obligation hereunder; (ii) unauthorized or improper use of the Coinbase Services; or (iii) gross negligence or intentional misconduct, including but not limited to any failure to abide by applicable law or regulatory requirements as reasonably known by the industry at the time the acts in question are committed; (c) arising from or related to a breach of applicable privacy or data protection laws with respect to Customer’s end users, except to the extent caused by Coinbase’s gross negligence or intentional misconduct; and (d) any tax liability, including penalties, duties and interest levied by any government on the Participatory Rewards (other than taxes based on Coinbase’s net income).

8.2 Coinbase. Except as provided below, Coinbase agrees to defend, indemnify, and hold harmless Customer and its Affiliates, officers, directors, employees, agents, shareholders, successors and permitted assigns thereof against any and all settlement amounts or direct damages, liabilities, costs and expenses (including reasonable attorneys’ fees) awarded and arising out of any claim by a third party (a) that the Platform infringes a valid U.S. patent (issued as of the Effective Date), or other U.S. Intellectual Property Right of such third party, unless arising from or related to, in whole or in part, Customer’s gross negligence, intentional misconduct or misuse of the Platform; or (b) directly caused by the gross negligence or intentional misconduct of Coinbase, including failure to abide by applicable law or regulatory requirements as reasonably known by the industry at the time the acts in question are committed. If the Platform or Hosted Service becomes or, in Coinbase’s opinion, is likely to become the subject of any injunction preventing its use as contemplated herein, Coinbase may, at its option (i) obtain for Customer the right to continue using the Platform or Hosted Service; or (ii) replace or modify the Platform or Hosted Service so that it becomes non-infringing without substantially compromising its principal functions. If (i) and (ii) are not reasonably available to Coinbase, then Coinbase may (iii) terminate this Agreement upon written notice to Customer. The foregoing states the entire liability of Coinbase, and Customer’s exclusive remedy, with respect to any actual or alleged violation of Intellectual Property Rights by the Coinbase Services, any part thereof or its use or operation. To the extent that a Party may not as a matter of applicable law disclaim any warranty, the scope and duration of such warranty shall be the minimum permitted under such law.

8.3 Exclusions. For the avoidance of doubt, Coinbase shall have no liability or obligation hereunder with respect to any claim based upon or related to: (a) use of the Platform or the Hosted Service in an application or environment not explicitly authorized by Coinbase or on a platform other than the Platform or with devices or Digital Assets for which it was not designed or contemplated; (b) infringement or violation of Intellectual Property Rights caused by or based on the Supported Network, Blockchain or Network Protocol; (c) modifications, alterations, combinations or enhancements of the Platform or Hosted Service not created or authorized by Coinbase ; (d) any portion of the Hosted Service that implements Customer’s requirements or relies on the accuracy of Customer Data; (e) any infringing activity, or the continuation of allegedly infringing activity, by Customer (including Customer’s Affiliates, Representatives, Authorized Users and end users) after being notified thereof or the continuing use of any prior version after being provided modifications that would have avoided the alleged infringement; or (f) any Intellectual Property Right in which Customer or any of its Affiliates, directly or indirectly, has an interest.

8.4 Procedures. Any claim for indemnification hereunder requires that (a) the indemnified party provides prompt written notice of the claim provided that the failure to provide such notice shall not relieve the indemnifying party of its obligations under this Section 8, (except to the extent that such failure materially prejudices the indemnifying party’s defense of such claim) and reasonable cooperation, information, and assistance in connection therewith; and (b) the indemnifying party shall have sole control and authority to defend, settle or compromise such claim. The indemnifying party shall not make any settlement that binds or requires a materially adverse act or admission by the indemnified party without the indemnified party’s written consent (such consent not to be unreasonably delayed, conditioned or withheld). The indemnifying party shall not be liable for any settlement made without its prior written consent.

9. LIMITATION OF LIABILITY.

9.1 General Limitation of Liability

EXCEPT FOR ANY MATERIAL BREACH OF SECTION 5 (CONFIDENTIALITY), CUSTOMER’S MATERIAL BREACH OF SECTION 3 (PROPRIETARY RIGHTS), WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 8, OR WITH RESPECT TO A REIMBURSABLE EVENT AS PROVIDED IN SECTION 2.5 AND 9.2 HEREIN, IN NO EVENT SHALL COINBASE OR ITS AFFILIATES, SUPPLIERS, OFFICERS, REPRESENTATIVES, CONTRACTORS OR EMPLOYEES BE LIABLE TO CUSTOMER OR ANY THIRD PARTY CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY), FOR ANY (A) LOST, CORRUPTED OR INACCURATE DATA, LOSS OR INTERRUPTION OF USE, COST OF PROCURING SUBSTITUTE TECHNOLOGY, GOODS OR SERVICES, LOST OR MISSED PARTICIPATORY REWARDS, SLASHING PENALTIES, LOSS OF BOND, BUSINESS, REVENUES, PROFITS, REWARDS OR GOODWILL; (B)INDIRECT, PUNITIVE, INCIDENTAL, RELIANCE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING THOSE ARISING OUT OF THE USE OR INABILITY TO USE THE COINBASE SERVICES; OR (C)DAMAGES, IN THE AGGREGATE, IN EXCESS OF THE FEES PAID BY CUSTOMER TO COINBASE IN THE SIX (6) MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO THE CLAIM, EVEN IF COINBASE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES, AND REGARDLESS OF WHETHER OR NOT SUCH LOSS OR DAMAGES WERE FORESEEABLE. ANY CLAIM CUSTOMER MAY HAVE ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT WITHIN THIRTY (30) DAYS AFTER THE DISCOVERY OF THE EVENT GIVING RISE TO SUCH CLAIM. COINBASE IS NOT LIABLE FOR FACTORS OUTSIDE ITS REASONABLE CONTROL.

9.2 Reimbursable Event limitation of Liability.

(A) NOTWITHSTANDING SECTION 9.1 ABOVE, IN NO EVENT SHALL Coinbase OR ITS AFFILIATES, SUPPLIERS, OFFICERS, REPRESENTATIVES, CONTRACTORS OR EMPLOYEES BE LIABLE CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), ARISING FROM A REIMBURSABLE EVENT, IN THE AGGREGATE, IN EXCESS OF THE FEES PAID BY CUSTOMER TO Coinbase IN THE TWENTY-FOUR (24) MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO THE CLAIM (THE “REIMBURSABLE EVENT CAP”), EVEN IF Coinbase HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(B) If a Reimbursable Event occurs during the Initial Term, the Reimbursable Event Cap shall be calculated as an amount equal to the sum of (1) all Fees paid by Customer to Coinbase under this Agreement from the effective date to the date of such Reimbursable Event, and (2) the Monthly Projected Fee Amount (as defined below) multiplied by the number of months remaining in the Initial Term, but in no event shall this exceed twenty-four (24) months in total. The “Monthly Projected Fee Amount” shall be an amount equal to the sum of all Fees paid by Customer to Coinbase under this Agreement, divided by the number of months from the Effective Date of this Agreement to the date such Reimbursable Event occurred.

(C) In no event shall the Reimbursable Event exceed the actual or projected Fees payable under this Agreement during either (a) the twenty-four (24) month period immediately preceding the event giving rise to the claim, or (b) if the event giving rise to the claim occurs prior to the twenty-fourth month of this Agreement, during the Initial Term.

(D) The Customer understands and agrees that Coinbase’s obligations with respect to Reimbursable Events are subject to and entered into based on its reliance that this Agreement and all applicable Order Schedules will remain effective during the entire twenty-four month Initial Term. Accordingly, in addition to any other right or remedies available under this Agreement, at law or in equity, in the event Customer terminates the Agreement prior to the end of the Initial Term, within thirty (30) days following the date of such termination, Customer shall refund to Coinbase all amounts paid to Customer for Reimbursable Events in excess of Fees actually paid by Customer to Coinbase under the Agreement (the “Clawback Amount”). The parties agree to work together in good faith to resolve any disputes related to the calculation of the Reimbursable Event Cap, the Monthly Projected Fee Amount or the Clawback Amount.

10. TERM AND TERMINATION.

10.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect, unless earlier terminated by either party pursuant to Section 10.2, for a period of twenty-four (24) months (the “Initial Term”). Thereafter, the Agreement shall automatically renew for successive (12) twelve-month periods (each a “Renewal Term” together with the Initial Term, the “Term”) until terminated as set forth below.

10.2 Termination. This Agreement may be terminated (in whole, or in respect of any Order Schedule) by a party: (a) if the other party materially breaches a provision of this Agreement and fails to cure such breach within ten (10) days (five (5) days in the case of non-payment) after receiving written notice of such breach from the non-breaching party; (b) immediately upon written notice if the other party (i) is in material breach of any applicable law or regulation; or (ii) is or becomes subject to any bankruptcy, insolvency, or similar proceeding or makes an assignment for the benefit of creditors; or (c) as otherwise set forth in the Order Schedule. The termination rights set forth herein shall be subject to, and may be limited by, any unbonding period or other requirements or limitations set by the Network Protocol of the applicable Supported Network.

Notwithstanding the foregoing, either Party may terminate this Agreement at any time for any reason upon sixty (60) days prior written notice to the other Party.

10.3 Effects of Termination. Upon any expiration or termination of this Agreement, or all Order Schedules hereunder, all corresponding rights, obligations and licenses of the parties shall cease, except that: (a) all obligations that accrued prior to the effective date of termination (including without limitation, all payment obligations) shall survive; and (b) the provisions of Sections 3 (Proprietary Rights), 5 (Confidentiality), 6 (Payments), 7 (Limited Warranty and Disclaimers), 8 (Indemnification), 9 (Limitation of Liability), 11 (General Provisions) and this Section 10.3 shall survive.

11. GENERAL PROVISIONS.

11.1 Entire Agreement. This Agreement (including the Order Schedules and Exhibits hereto) constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties regarding the subject matter of this Agreement. Any inconsistent or additional terms on any related purchase order, confirmation or similar form (other than a duly executed Order Schedule), shall have no effect under this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be an original, but taken together constituting one and the same instrument. Execution of a facsimile/electronic copy shall have the same force and effect as execution of an original, and a facsimile/ electronic signature shall be deemed an original and valid signature. No change, consent or waiver under this Agreement will be effective unless in writing and signed by the party against which enforcement is sought. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement is in English only, which language shall be controlling in all respects.

11.2 Governing Law & Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to the conflicts of law provisions thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration (to be held in English) in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however, that each party will have a right to seek injunctive or other equitable relief in a court of law from any court of competent jurisdiction. The prevailing party will be entitled to receive from the non-prevailing party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding, whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues. Customer hereby consents to the arbitration in the State of New York in the county of New York or another mutually agreeable location. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

11.3 Remedies. Except as specifically provided otherwise herein, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity. Each party agrees that, in the event of any breach or threatened breach of Section 3 or 5, the non-breaching party will suffer irreparable damage for which it will have no adequate remedy at law. Accordingly, the non-breaching party shall be entitled to seek injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, without the necessity of posting any bond.

11.4 Notices. All notices under this Agreement will be in writing and delivered to the parties at their respective addresses stated herein or at such other address designated by written notice. Notices will be deemed to have been duly given when received, if personally delivered; when receipt is electronically confirmed, if transmitted by facsimile or electronic mail; the day after being sent, if sent for next day delivery by recognized overnight delivery service; or upon receipt, if sent by certified or registered mail, return receipt requested.

11.5 Force Majeure. Neither party shall be liable for any failure or delay in the performance of its obligations under this Agreement (except payment obligations) to the extent such performance is made impractical and inadvisable, directly or indirectly, without fault by such party, by any reason beyond its reasonable control, including but not limited to, fire, flood, earthquake, elements of nature or acts of God, acts of state, acts of war, terrorism, riots, civil disorders, rebellions, revolutions, quarantines, pandemics, embargoes, changes in law, and other similar governmental action (each a “Force Majeure Event”). The affected party shall give written notice thereof to the other party and its performance shall be extended for the period of delay or inability to perform due to such occurrence, provided, however, if the delay or failure continues for more than thirty (30) days, the unaffected party may terminate this Agreement upon written notice to the other party.

11.6 Assignment. This Agreement and the rights and obligations hereunder may not be assigned, in whole or in part, by either party without the other party’s written consent, not to be unreasonably withheld. However, without consent, either party may assign this Agreement to an Affiliate or to any successor to all or substantially all of its business that concerns this Agreement (whether by sale of assets or equity, merger, consolidation or otherwise). This Agreement shall be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties hereto.

11.7 Independent Contractors. The parties shall be independent contractors under this Agreement, and nothing herein will constitute either party as the employer, employee, agent or representative of the other party, or both parties as joint venturers or partners for any purpose.

11.8 Publicity. During the term, without, Customer’s prior consent, Coinbase shall have the right, but not the obligation, to: (i) publicly announce in any and all media now known or hereafter devised that Customer is a customer of Coinbase ; and (ii) use Customer’s trademarks, service marks, or trade names, solely in connection with the foregoing and as otherwise permitted in accordance with any guidelines provided by Customer, to promote Coinbase and/or the Services. Customer may not, without Coinbase’s prior written consent in each instance, publicly use Coinbase’s (or its Affiliates) trademarks, service marks or trade names.

11.9 Interpretation. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders. The word “include”, “includes” or “including” will be interpreted on an inclusive basis and be deemed to be followed by the words “without limitation”.

11.10 No Advice. Customer understands that Coinbase is a non-custodial infrastructure provider and does not provide financial, tax, investment, legal or other professional advice. Unless otherwise set forth herein, Coinbase is not responsible for any loss or damages resulting from any decisions, actions or inactions of Customer, or any other party accessing the Coinbase Services through or on behalf of Customer, that are made in reliance on or in connection with the Coinbase Services, including decisions and costs relating to the purchase, sale, and storage of Digital Assets or other instruments or Customer’s legal, compliance, operational, and/or risk management decisions. Customer agrees that it uses the Coinbase Services and any related Digital Assets at its own risk in these respects.

11.11 Primary Infrastructure Services Provider. During the Term, Coinbase shall be Customer’s primary provider of blockchain-related infrastructure services. Customer shall direct all, or substantially all of its blockchain-related infrastructure needs to Coinbase unless Coinbase cannot facilitate a product offering reasonably requested by Customer. If Customer is in need of any blockchain-related infrastructure services that are offered by Coinbase, but go beyond the Coinbase Services contemplated in this Agreement, Customer shall, without any obligation to conclude any agreement, offer Coinbase a right of first refusal in connection with any such products or services.

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused their duly authorized officers to execute this Agreement as a sealed instrument, as of the Effective Date.

Coinbase Crypto Services, LLC	21Shares Solana ETF

By: 21Shares US LLC, as sponsor of the customer

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

For Legal Notices		For Legal Notices

Address:	Attn: Coinbase Legal Coinbase Crypto Services, LLC 16 Vestry St, 4th Floor NY, NY 10013	Address:	477 Madison Avenue, New York, New York 10022, United States
Email:		Email: